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                                                              EX-99.(d)(2)(xiii)

                                   APPENDIX B

                           SSgA FUNDS MANAGEMENT, INC.

                            WELLS FARGO MASTER TRUST
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                  FEE AGREEMENT

     This fee agreement is made as of the 27th day of May, 2005, by and between Wells Fargo Master Trust (the "Trust"), Wells Fargo Funds Management, LLC (the "Adviser") and SSgA Funds Management, Inc. (the "Sub-Adviser").

     WHEREAS, the parties have entered into an Investment Sub-Advisory Agreement ("Sub-Advisory Agreement") whereby the Sub-Adviser provides management and other services to each series of the Trust listed in Appendix A to the Sub-Advisory Agreement (each a "Fund" and collectively the "Funds"); and

     WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as indicated on this Appendix B;

     NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated and paid on a monthly basis by applying the annual rates indicated below to the Fund's average daily net assets throughout the month:

Name of Fund                               Breakpoints     Sub-Advisory Rate
------------                               -----------     -----------------
Diversified Fixed Income Portfolio/1/      First 1B        0.10%
                                           Over 1B         0.08%

Diversified Stock Portfolio/1/             First 1B        0.10%
                                           Over 1B         0.08%

International Index Portfolio              First 100M      0.08%
                                           Over 100M       0.06%

     If the Sub-Adviser shall provide management and other services for less than the whole of a month, the foregoing compensation shall be prorated based on the number of days in the month that such Sub-Adviser provided management and other services to the Funds.

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/1/  On August 12, 2009, the Board of Trustees approved a sub-advisory fee change to the Diversified Fixed Income Portfolio and the Diversified Stock Portfolio. Effective October 1, 2009 the sub-advisory fees will be: First $1B 0.10%; Next $1B 0.08%; Next $3B 0.07%; Over $5B 0.05%.

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                                                              EX-99.(d)(2)(xiii)

     The foregoing fee schedule is agreed to as of August 12, 2009 and shall remain in effect until changed in writing by the parties.


                                         WELLS FARGO MASTER TRUST
                                         on behalf of the Funds


                                         By:
                                             -----------------------------------
                                              C. David Messman
                                              Secretary


                                         WELLS FARGO FUNDS MANAGEMENT, LLC


                                         By:
                                             -----------------------------------
                                              Andrew Owen
                                              Executive Vice President


                                         SSgA FUNDS MANAGEMENT, INC.


                                         By:
                                             -----------------------------------

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